Exhibit 99.1

Food Safety and Clean Label Enhanced by New Ultrasonic Spray Coater

Milton, NY, September 26, 2013 - Sono-Tek Corporation (OTCQB: SOTK) announces the recent sale of three ultrasonic spray coating systems for anti-microbial applications to a USA based processed meat manufacturer.

Recent outbreaks of food borne diseases in developed countries around the world resulted in numerous deaths and hospitalizations. Manufacturers of food products and supermarket chains had to recall their products from the marketplace, and consequently suffered major economic impact and damage to their reputation. In response to these outbreaks, significant improvements to the manufacturing processes were introduced, with the objective of enhancing food product safety.

In the USA, the regulatory agencies FDA and USDA permit the use of certain anti-microbial agents to enhance food safety. Such anti-microbial agents can be spray-coated on the surface of various foods providing an added level of protection against bacterial contamination. As an example, for meat, poultry, and egg products the USDA recognizes a long list of chemical actives with their recommended dosages: http://www.fsis.usda.gov/OPPDE/rdad/FSISDirectives/7120.1.pdf

A few of these antimicrobial agents are efficacious at extremely low dosage (e.g., Lauric Arginate LAE), provided they are applied uniformly on the entire surface of the food product. They are consistent with FDA labeling definition of “Processing Aid” and accordingly, exempted from being listed in the product ingredients label declaration.

This combination of enhanced safety coatings and “Clean Label” generated a significant and growing interest in these anti-microbial agents among food manufactures and in the spray coating equipment which can guarantee such uniform, low dose spray coating onto food products.

The new systems are ideal for spraying extremely small amounts of anti-microbial agents uniformly onto the surfaces of meat slices as they are descending off industrial slicers at high speeds. Such accurate low dose coating capability is unmatched by any air pressure assisted spraying system. Based on Sono-Tek’s expertise and experience in FDA validated medical device coating applications, the company now offers meat manufacturers and slicing equipment manufacturers a unique capability for enhancing safety with a clean label.

Industrial scale meat slicers operate at range of speeds from 250 RPM to 1500 RPM. In order to effectively cover the entire throughput range, Sono-Tek’s ultrasonic spray coater for anti-microbial applications is offered in a stand-alone model, where the controller of the equipment adjusts variables such as flow rate, spray plume shape, “no product – no spray”, etc., or as an integrated system with that of the high speed slicer. Sono-Tek uses its patented ultrasonic nozzles, which provide an accurate, low flow spray plume of uniform size micro droplets. These nozzles produce minimum “bounce back” with a high transfer coefficient, resulting in a micronic layer of anti-microbial coating fully and uniformly covering both sides of each meat slice.

The new Sono-Tek antimicrobial ultrasonic spray coating system is designed in a modular fashion, with a minimum floor space requirement. The system is compatible with industrial slicers of various brands, and can spray a 4-parallel meat log arrangement, at slicing speeds exceeding 1300 slices per minute. For safety considerations, electrical and air handling components are enclosed in a separate stainless steel cabinet from the liquid handling and operational reservoir tank.

The standalone system’s main features include:
A NEMA 4X food grade construction with 3 stainless steel cabinets and a flexible tubular arm for mounting the stainless steel manifold housing 4 vortex nozzles onto the meat slicer. The first stainless steel cabinet contains a Touch Screen Display with various security levels access, an E Stop, and a 3 color alarm light tower. The second stainless steel cabinet contains an Embedded Industrial Controller (EIC), with constant system health monitoring, data logging for validation and alarm interface to the plant. This control system operates subject to the meat slicer control system being turned ON. It is capable of a comprehensive programmable solutions for numerous slicing/coating scenarios including a “No Product – No Spray” feature. This cabinet also contains ultrasonic generators, pump control system with the ability to deliver repeatable flow to each nozzle and power supply units. The third stainless steel cabinet contains gear type micropumps, 3-way valves, air shaping flow control system that supplies air to the vortex nozzles, and an operational reservoir tank with level sensors and volume designed for 24 hour operation.

System Control Enclosures

The flexible tubular arm is constructed from a combination of stainless steel and food grade flexible plastic tubing. It is attached to a stainless steel manifold and comes with a quick connect arrangement to the meat slicer, guaranteeing identical positioning of the ultrasonic nozzles every time, and allowing for easy cleaning within minutes. The manifold contains the vortex nozzles, and all plumbing, tubing and wiring to support the ultrasonic nozzles.

Spray manifold with 4 Vortex ultrasonic nozzles

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. To find out more visit http://www.sono-tek.com/antimicrobial-coatings-onto-food-products/ .

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our ultrasonic spray coating systems for anti-microbial applications; continued penetration into the food coating market and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.